Exhibit 23.1

Consent of Marcum LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Acme United Corporation on Form S-8 of our report dated March 10, 2017, with respect to our audits of the consolidated financial statements of Acme United Corporation as of December 31, 2016 and 2015 and for the years then ended, appearing in the Annual Report on Form 10-K of Acme United Corporation for the year ended December 31, 2016.

/s/ Marcum LLP

Marcum LLP

New Haven, Connecticut

August 31, 2017